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                                                                   Exhibit 10.1

                    EQUIPMENT MANUFACTURING LICENSE AGREEMENT

This License Agreement is made as of 31 March 1997, between Spire Corporation, with its principal place of business located at One Patriots Park, Bedford, Massachusetts, USA (hereinafter called "Company") and Marubeni Corporation, Nagoya Branch with its principal place of business located at 2-4 Nishiki, 2-chome Naku-ku, Nagoya-shi, Aichi Prefecture, Japan (hereinafter called "Licensee").

It is agreed as follows:

                                    ARTICLE I

                                  LICENSE TERM

1.1 This License Agreement is effective as of the date written above and will remain in effect for five years from the date above. This License Agreement will renew automatically at the time, and at the end of every second year thereafter unless either party gives Notice of Intent not to renew no less than 60 days prior to the second year anniversary date, or unless the earlier termination of this License Agreement in accordance with Article X.

1.2 This License Agreement supersedes all prior agreements; between the parties hereto with respect to its subject matter, and may be referred to herein as simply "License" or "Agreement."

                                   ARTICLE II

                                   DEFINITIONS

2.1 When used in this Agreement the following terms shall have the following respective meanings:

     (a) "Industrial Property Rights" means all patents, utility models, designs and other Industrial Property Rights (or applications pending thereof) relating to the


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manufacture of the Products, owned or controlled by the Company thereafter, including without limitation those listed in Exhibit I to be provided by the Company within thirty (30) days of the signing of this Agreement.

(b) "Industrial Information" means all Industrial Property Rights, Trademarks and other information and know-how relating to the manufacture of the Products owned or controlled by the Company as of the date hereof, and all improvements thereto acquired by the Company after the date hereof, including without limitation drawings, specifications, plans, models, designs, charges, processes and formulae.

(c)  "Products" has the meaning set out in Section 3.1.

(d)  "Technical Information" has the meaning set out in Section 5.1.

(e)  "Territory" means Japan

(f) "Trademarks" means all trade names and trademarks (registered or unregistered) and all applications pending therefor relating to the Products, owned or controlled by the Company as of the date hereof or issued to or otherwise acquired by the Company thereafter, including without limitation those listed in Exhibit II to be provided by the Company within thirty (30) days of the signing of this Agreement.

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                                   ARTICLE III

                                    PRODUCTS

3.1 The equipment items covered by this Agreement, to be referred to singularly as "Product" or collectively as "Products" are all of the Company's Lamination Equipment; all of the Company's Cell Testing Equipment; and all of the Company's Assembler Equipment, each one inclusive of all models. This includes equipment otherwise referred to by the Company as the SPI-LAMINATORS, SPI-CELL TESTERS and SPI-ASSEMBLERS. The Licensee shall be allowed to manufacture all of the Company's sun simulation equipment, also known as SPI-SUN SIMULATORS beginning on 1 January, 1999.

3.2 The definition of "Products" may be expanded from time to time to include other items of equipment currently manufactured by the Company at such time as both parties may mutually agree. In making the decision to expand the "Products" definition beyond its meaning herein, the parties shall pay particular attention to the effect that manufacture of such other items of equipment may have on the sales price within the Territory and the volume of potential sales in the Territory of such other items of equipment.

                                   ARTICLE IV

                                 LICENSE GRANTED

4.1 Company agrees to grant and hereby does grant to Licensee the right and license (License) to fabricate, manufacture or assemble the Products on an exclusive basis in unlimited quantities within the Territory, otherwise referred to as a "License" to (a) fabricate, manufacture and assemble the Products in unlimited quantities within the

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Territory and (b) to use the Industrial Information in connection with such fabrication, manufacture and assembly, and the Licensee does hereby accept such grant.

4.2 The Licensee shall be entitled to grant Sub-Licenses of its rights under this Agreement on an exclusive or non-exclusive basis to any third party or parties (hereinafter called the "Sub-Licensee") acceptable to the Company during the term of this Agreement. The Licensee shall be careful that any sublicense granted does not conflict with this Agreement.

4.3 The Company shall not, during the term of this Agreement, manufacture the Products in the Territory. The Company shall not likewise, during the term of the Agreement, use the Industrial Information (as hereinafter defined), or any portion thereof, for any purpose under the subject matter of this Agreement, nor shall Company grant any right to use the Industrial Information or any portion thereof in the Territory to any third party except Licensee for any purpose under the subject matter of this Agreement.

4.4 The parties agree that Licensee shall identify each unit it manufactures as a "SPI-LAMINATOR, CELL TESTER or ASSEMBLER" (as the case may be) and include the appropriate model number, and that each unit shall be further described as "manufactured under license from Spire Corporation"

4.5 Licensee agrees that at all times during the term of this Agreement it will have assigned not less than two senior engineers to all pre-manufacturing and manufacturing activities of the Products.


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                                    ARTICLE V

                              TECHNICAL INFORMATION

5.1 Company shall furnish all necessary Technical Information, including blueprints, wiring diagrams, parts lists, assembly drawings, manufacturing procedures, names of vendors, pricing information, and any other data, regardless of the medium, to allow Licensee to manufacture the Product. All such materials shall be in the English language. Company shall commence with the physical transfer of such Technical Information when Licensee completes the requirement set forth below in Section 6.1. Licensee shall be allowed to send up to five engineers to visit Company's facility each time Company manufactures a new or different model Product, for the purpose of observing its manufacture and assembly. On such occasion, the Company shall permit the Licensee's Representatives to have such access and information as may be reasonably required for such purpose. The Company will endeavor to provide Licensee with at least sixty (60) days notice, but in any case as soon as possible of the plans to initiate manufacture and assembly, and Licensee will respond in writing with two-week's notice when it plans to dispatch staff members to Company for this purpose. All of Licensee's staff sent to Company facility for this purpose shall be proficient in English or be accompanied by an interpretation personnel. The expenses incurred by Licensee in travel, housing and other related costs are the Licensee's sole responsibility.

5.2  Licensee shall manufacture either to order or for inventory, at its option.

5.3 The first unit manufactured by Licensee under this Agreement shall be known as the "First Unit" or "First Item". Company will provide an engineer to conduct a design review for three to five days at Licensee manufacturing facility prior to Licensee commencing manufacture of the First Item, and again for a similar period when assembly of the First Item


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is complete for its operational test. Materials used during the operational test are the responsibility of Licensee.

5.4 Company engineers will be available at other times to render assistance to Licensee via telephone, facsimile or computer telecommunication should Licensee so request.

5.5 All such Technical Information provided by or on behalf of the Company shall be subject to the restrictions in Article IX below.

5.6 Licensee, Sublicensee, and Company agree to grant, and do grant hereby, rights to use, manufacture and sell any improvement they makes, devises, originates, invents, or innovates during the term of this Agreement to each other. Ownership of said improvement vests with the party responsible, but the right to unlimited use, manufacture and sale of said improvement throughout the world, without further compensation to that party shall remain with that party during the term of the Agreement. Thereafter, the parties may negotiate a separate license with the other for that purpose.

5.7 The Company, the Licensee, its' Sublicensee and MECH (the last two are not parties to this Agreement and whose participation in the activity covered by this Article 5.7 is, upon the effective date of this Agreement, anticipatory), shall design and build all assemblers to be sold under this Agreement. Company shall be paid a development support fee of $100,000. Upon the effective date of this Agreement, the parties expect to construct an assembler for Mitsubishi Electric Company. Although this unit will be built based on a MECH design, Royalty on this and other Assembler units built jointly by the parties will be due the Company. Should Mitsubishi require a String IV Tester, it will be priced separately.

5.8 Licensee agrees to institute and operate a service facility for the equipment at manufacturers under this License. Either Licensee or Sublicensee or both of them jointly may manage such service facility at their discretion.

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5.9  Should Company provide the design for any equipment associated automation device, Licensee agrees that its' manufacture and sale shall generate a royalty payment for Company as provided in 6.2 below, if this device is based on Company concept provided to Licensee.


                                   ARTICLE VI

                                  CONSIDERATION

6.1 In consideration for the transfer of Technical Information to Licensee and assisting Licensee in its implementation as described in Article V, Licensee agrees to pay Company a process technology fee of U.S. $600,000 (the "Technology Fee") within 90 days of the effective date of this Agreement.

6.2 In consideration for permission to manufacture units of the equipment in the Territory, Licensee shall pay 5% royalty of the net sales price for every unit it manufactures and sells. Net sales price means Distributor's sales price to the Customer, excluding packing and transportation fee, installation fee, startup and supervision fee, and any taxes. This royalty will also apply to all spare parts and consumable parts of the Product sold for use in the normal operation and support of the equipment. The royalty rate, as stated in this
Article 6.2, shall be reviewed annually each December unless the Company and Licensee shall decide otherwise, and revised as Company and Licensee shall mutually agree.

6.3 The Licensee shall be entitled to withhold any sum required under laws of the Territory to be withheld for the account of the Company from any payments made pursuant to this Agreement and to pay such sum to the appropriate government authority. In such event, the Licensee shall furnish the Company with receipts or other appropriate evidence of remittance as issued by the government authority.

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6.4  All royalties due and payable by the Licensee under this Agreement shall be paid semi-annually within (forty-five) 45 days after the close of the period during the term of this Agreement or after the termination hereof, as the case may be, in respect of the immediately preceding calendar quarter, or portion thereof, as the case may be.

6.5 Each royalty payment made to the Licensee pursuant to this Agreement shall be accompanied by a written statement showing the calculation of such payment.

6.6 All royalties due and payable by the Licensee to the Company pursuant to this Agreement shall be paid in United States Dollars and shall be paid by remittance by the Licensee to such bank account as the Company shall designate in writing from time to time.

6.7 If the term of this Agreement is automatically extended pursuant to section 1.1, any change in the royalty rate applicable to such extended period shall be determined by the parties hereto on the basis of mutual discussions.


                                   ARTICLE VII

                                    WARRANTY

7.1 The Company hereby represents and warrants that:

(i) it has provided complete and accurate Technical Information sufficient to allow Licensee to construct the Products in a workmanlike manner;

(ii) there are no defects existing in its Technical Information that would affect the ordinary manufacture and/or ordinary operation of the Product;

(iii) the Company owns the Industrial Information free and clear of any encumbrances and has the full power and right to enter into this Agreement and to grant the License to the Licensee as contemplated by this Agreement;


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(iv) the Industrial Information constitutes the best available industrial property rights and technical information in the possession or under the control of the Company with respect to the manufacture of the Products;

(v) the Company is not restricted or prohibited from granting the right to use the Industrial Property Rights and/or the Trademarks, or from granting the License or from disclosing the Industrial Information by any applicable law, regulation or order or by the terms of any other agreement to which the Company is a party or by which it is bound; and

(vi) no part of Industrial Information infringes any industrial property right (including without limitation patents, utility models, design, trade names, trademarks, and copyrights) belonging to any third party, to the best of the Company's knowledge.

7.2 All such warranties, guarantees and representations concerning any and all units of the Products or the Products in the abstract made by the Licensee to its Customers are the responsibility of the Licensee. Licensee agrees to indemnify and hold Company harmless from liability should the same accrue to Licensee as a result of its manufacture of the Products.

7.3 Company accepts no liability arising from Licensee's activities under this License save where it can be demonstrated that Company furnished incomplete, out-of-date or otherwise inaccurate Technical Information and that Licensee relied upon same while engaging in an activity under this Agreement that gave rise to the liability.

                                  ARTICLE VIII

                                  JOINT VENTURE

8.1 Company and Licensee having entered into a Distributorship Agreement herewith for the exclusive distribution of the Products as therein defined. In this connection the Company and Licensee agree that once Licensee's production accounts for greater than 50% of the equipment designed by Company and sold in Japan, Company and Licensee

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would initiate a formal review of the prospect of joining resources to form a joint venture, the purpose of manufacturing and selling Company equipment within Japan. The parties confirm that any negotiations with respect to such a joint venture shall be based on the following understandings:

a. For the purpose of opening negotiations, a target capitalization for the purpose of opening negotiations will be U.S.$500,000.

b. A target distribution of interest in the joint venture will be determined at the time negotiations are opened. Capitalization contributions may include the valuation for such things as technology, trade name use, physical plant and so forth. Each participant will be expected to furnish some portion of the contribution in cash.

8.2 Neither party shall be obligated to form the joint venture unless both parties agree upon all the terms of the joint venture.


                                   ARTICLE IX

                       NON-COMPETITION AND REPRESENTATION

9.1 Licensee agrees that during the term of this Agreement and for a period of eighteen (18) months after the termination or non-renewal of this Agreement for any reason, it will not develop, design, manufacture, sell, or lease any of the Products set forth in Article III, whether located within or without the Territory; and Licensee agrees further that it will not, during the above-referenced period, provide sales and/or technical representation services for any other business entity engaged in the manufacture and sale of the Products unless Company and Licensee agree otherwise in writing.

9.2 The Licensee agrees that all Technical Information as used herein and including business, accounting, marketing and administrative information received (otherwise known


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as Technical and Business Information) from Company will be treated as a confidential, proprietary technical and/or business information of Company and will not be disclosed or displayed to anyone, except as specifically authorized by Company in writing. Upon the termination or non-renewal of this Agreement for any reason, Licensee agrees to return to Company, all Technical and Business Information in its possession without retaining copies thereof. The Licensee further agrees to require each of its employees who will have access to or possession of such Technical and Business Information to agree in writing that he or she will not disclose or display such Technical and Business Information to anyone, except as provided above. The Licensee agrees at all times during the continuance of this Agreement and thereafter for a period of eighteen (18) months after the termination of this License, to keep secret and not divulge by writing, conversation, actions or otherwise, to any person, firm, corporation, or entity, any information relating to the Technical and Business Information any other features of the business of Company except by prior written authorization of Company.

9.3 Notwithstanding anything to the contrary, the obligations created under this Article IX shall not apply to any technical or business information which
(i) is available to the public at the time of its disclosure or becomes publicly available after such disclosure by any means other than a breach of this Agreement, (ii) is known by the receiving party prior to its disclosure or is obtained on a non-confidential basis from a source which is not under any obligation to maintain its confidentiality or (iii) a receiving party is required by law to disclose.


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                                    ARTICLE X

                           INDUSTRIAL PROPERTY RIGHTS

10.1 The Company represents that to the best of its knowledge, it is the owner of the Industrial Property Rights as defined above, and, as such, may dispose them as it sees fit.

10.2 The Company represents that to the best of its knowledge that the Industrial Property Rights as defined above do not infringe on any patent, utility model, design, trade name or mark, copy right or other industrial property right belonging to any third party in the Territory.

10.3 During the term of this Agreement, should the Company find that for any reason the representations in 10.1 and 10.2 above may not be accurate, the Company may take any or all of the following steps at its discretion, but in the consultation with Licensee:

     a. Take steps such as are or may be necessary to perfect or defend its right, title and interest to the Industrial Property Rights;

     b.   Negotiate a suitable accommodation with the contesting party;

     c. Abandon any pretense of right, title and interest to the Industrial Property Rights and discuss with Licensee some form of compensation for removal of such industrial property right from Licensee's use under this License.


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                                   ARTICLE XII

                                   TERMINATION

12.1 Either party may forthwith terminate this Agreement upon notice if the other party is subject to bankruptcy, insolvency, or reorganization proceedings, or other proceedings analogous in nature or effect, instituted by or against the other party, or the other party is dissolved or liquidated, whether voluntarily or involuntarily, and a receiver or trustee is appointed for all or a substantial part of the assets of the party, or the other party makes an assignment for the benefit of creditors.

12.2 The following acts or omissions on the part of the Licensee or Company shall constitute a default of this Agreement and provide the other party cause to terminate this Agreement forthwith as set forth above in Section 10.1:

     A. The breach of any other covenant, condition or restriction provided in this Agreement which is to be kept or performed by either party;

     B.   If either party shall:

          (i) cease to carry on a material part of the subject business of this agreement; or

          (ii) suffer more than 25% of the power to elect its directors or persons performing similar functions to be under the control of any competitor of Company.

     C. If either party engages in any conduct which in the opinion of the other party is prejudicial to its interests.



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    12.3    Either party may forthwith terminate this Agreement if the other party breaches any provision, covenant, or condition under this Agreement, and if the breach is not cured within thirty (30) days after notice requiring the cure.

    12.4 In the event of the termination or non-renewal of this Agreement, royalties shall be payable to Company only on orders received prior to the effective date of termination or end of the term of this Agreement and, as to potential orders in process prior to termination, orders accepted within one hundred twenty (120) days after the termination date.


                                  ARTICLE XIII

                               GENERAL PROVISIONS

     A. NO WAIVER. Waiver of any provision of this Agreement, in whole or part, in any one instance shall not constitute a waiver of any other provision in the same instance, nor any waiver of the same provision in another instance, but each provision shall continue in full force and effect with respect to any other then-existing or subsequent breach.

     B. NOTICE. Any notice required or permitted under this Agreement shall be given in writing to the parties at their respective addresses specified above or at such other address for a party as that party may specify by notice, by (i)
(A) delivery in hand or by postage prepaid, United States or Japanese first class mail AND (B) registered or certified mail, return receipt requested, OR
(ii) by Federal Express or other form of expedited mail that provides for delivery to the sender of a signed receipt, or (iii) by telegram. Notice so sent shall be effective upon receipt.


     C. ARBITRATION OF DISPUTES. Any disputes that cannot be amicably resolved by the parties shall be submitted to binding arbitration for resolution. The arbitration shall be


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conducted before a panel of three (3) arbitrators in Boston, Massachusetts under the rules of the American Arbitration Association. Each party shall select one arbitrator and the two so chosen shall select the third, who shall act as chairperson. If a party shall fail to appoint an arbitrator within twenty (20) days after receiving written notice of the arbitration and the name of the arbitrator selected by the party initiating the arbitration, the initiating party may request that the American Arbitration Association appoint the second arbitrator, and if the two arbitrators so selected fail to select a third arbitrator within twenty (20) days after the appointment of the second arbitrator, either arbitrator may request that the American Arbitration Association select the arbitrator. The decision of the majority of the arbitrators shall be final and binding on the parties with respect to all matters referred to the panel for decision and may be enforced in an appropriate court in any competent jurisdiction. The arbitrators shall not have the authority to award punitive or special damages. In the absence of a contrary ruling by the arbitrators, each party shall pay its own costs and fees in connection with the arbitration.

     D. MISCELLANEOUS. This Agreement: (i) may be executed in any number of counterparts, each of which, when executed by both parties to this Agreement shall be deemed to be an original, and all of which counterparts together shall constitute one and the same instrument; (ii) shall be governed by and construed under the laws of The Commonwealth of Massachusetts applicable to contracts made, accepted, and performed wholly within The Commonwealth, without application of principles of conflict of laws; (iii) constitutes the entire Agreement of the parties; with respect to its subject matter, superseding all prior oral and written communications, proposals, negotiations, representations, understandings, courses of dealing, Agreements, contracts, and the like between the parties in such respect; (iv) may be amended, modified, or terminated, and any right under this Agreement may be waived in whole or in part, only by a writing signed by both parties; (v) contains headings only for convenience, which headings do not form part, and shall not be used in construction, of this Agreement; (vi) shall bind and inure to the benefit of the parties and their respective legal Representatives, successors and assigns, except that no party may delegate any of its obligations under this Agreement or assign this


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Agreement without the prior written consent of the other party; (vii) is not intended to inure to the benefit of any third-party beneficiary; and (viii) may be enforced only in courts located within The Commonwealth of Massachusetts, and the parties hereby agree that such courts shall have venue and exclusive subject matter and personal jurisdiction, and consent to service of process by registered mail, return receipt requested, or by any other manner provided by law, and agree that the party to this Agreement prevailing in a suit or action arising from breach of this Agreement or any of its provisions shall be entitled to all costs of such suit or action, including reasonable attorney's fees.

     E. AVAILABILITY OF EQUITABLE RELIEF. The obligations imposed by this Agreement are unique. Breach of any of such obligations would injure the parties to this Agreement; such injury is likely to be difficult to measure; and monetary damages, even if ascertainable, are likely to be inadequate compensation for such injury. Therefore, the parties to this Agreement acknowledge and agree that protection of the respective interests in this Agreement would require equitable relief, including specific performance and injunctive relief, in addition to any other remedy or remedies that the parties may have at law or under this Agreement, including, without limitation, entitlement to reimbursement by the breaching party or parties of the legal fees and expenses of the injured party or parties prevailing in any such suit.

     F. FORCE MAJEURE. No party to this Agreement shall be responsible to the other for delays or errors in its performance or other breach under this Agreement occurring solely by reason of circumstances beyond its control, including acts of civil or military authority, national emergencies, fire, major mechanical breakdown, labor disputes, flood or catastrophe, acts of God, insurrection, war, riots, delays of suppliers, or failure of transportation, communication or power supply.


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     In WITNESS WHEREOF, the parties hereto have set their respective hands and seals, in a number of counterpart copies, each of which shall be deemed to be an original for all purposes.

MARUBENI CORPORATION                                  SPIRE CORPORATION
--------------------                                  -----------------

By: /s/ Yoshio Muto                                    By: /s/ Roger G. Little
    ---------------------------------------               ----------------------
    Yoshio Muto                                           Roger G. Little

 Title: General Manager of Machinery Dept.                Title: President
        Nagoya Branch


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